Exhibit 99.1

HealthLynked Corp. Announces First Quarter 2017 Financial Results.

Company receives notice of effectiveness from SEC for S1 filing $3M Investment Agreement.

May 16, 2017

Naples, FL- (May 16, 2017) – HealthLynked Corp. (OTCQB:HLYK) yesterday announced its first quarter 2017 financial results. The Company reported revenue of $476,118, and an operating loss of $387,490 that included approximately $117,000 of legal, accounting and other expenses related to our initial public filings. These results compare with revenue of $513,567 and operating loss of $147,238 in the first quarter of 2016.

Dr. Michael Dent, Chairman and Chief Executive Officer stated, “We continue to invest in the HealthLynked Network and our software development, which is scheduled for release next month. To that end, we commenced trading on the OTCQB on May 10th under the symbol ‘HLYK.’ The SEC declared our S1 filing related to our $3M Investment Agreement effective as of 5pm May 15, 2017. We have also raised $395,000 this year through sale of our common stock. We are very excited to launch the HealthLynked Network and execute on our goal of integrating healthcare.”

About HealthLynked Corp.

HealthLynked Corp. provides a solution for both patient members and healthcare providers to improve healthcare. The HealthLynked Network is a cloud-based platform that allows patients to enter their medical history, medications, allergies, past surgeries and medical records in one convenient online secure location, free of charge.

Participating healthcare providers realize benefits in the ability to see more patients, access more accurate patient information, participate in our telemedicine program, improve patient retention and increase online filing of vacancies including last minute cancelations through our “real time appointment scheduling” mobile application. Healthcare providers pay a monthly fee to increase online visibility, recruit new patients, and improve office efficiency.

For additional information about HealthLynked Corp. visit www.healthlynked.com

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company's ability to gain new customers, offer new types of services, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's filings with the SEC.

Company Contact:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

Investor Relations contact:

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com